IDENTIVE GROUP REPORTS RESULTS FOR ITS 2013 SECOND QUARTER

- Reaffirmed preliminary results issued on July 19th -

- Investment strategy beginning to deliver growth in key markets with record order book for next 12 months -

SANTA ANA, Calif. and ISMANING, Germany, August 14, 2013 – Identive Group, Inc. (NASDAQ: INVE) (Frankfurt: INV), a provider of products, services and solutions for the identification, security and RFID industries, reported its financial results for the second quarter (Q2) ended June 30, 2013.

“In the second quarter 2013, we delivered growth in target markets and gained traction with key offerings, demonstrating Identive’s strategy is coming to fruition,” said Ayman S. Ashour, CEO of Identive Group. “Focused on becoming the leader in Secure ID, we have been investing in emergent markets with hyper-growth potential, including NFC and mobility solutions, cashless payment, and Identity-as-a-Service. Our Q2 results included successes that we believe are the early stages of important positive trends.

“For example, our increased transponder capacity drove 50% growth in RFID tag and inlay shipments. On the cutting edge of cashless payments, we have established a strong business model and sealed it with additional stadium contracts. In addition, we created a foothold with early adopters of identity on-demand and have begun to build a stable recurring SaaS revenue stream.

“While our revenue growth momentum was offset by delays in project implementation and sales in our normally stable Access Control & Security business, we view the effects of the U.S. Government federal budget sequester as a temporary setback. We are confident this business will improve and augment the growth in our target emergent markets.

“Revenues excluding our U.S. Government business grew 13% year-over-year. During Q2, more than one-quarter of transponders shipped were NFC, and more intelligent products sales continued to improve transponder margins. These factors, combined with good cost management, resulted in improvements to the bottom line,” added Ashour.

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Financial Results for Q2 2013 Compared with Q2 2012

Revenues were $23.6 million, compared with $23.9 million.

Revenues from the Identity Management Services and Solutions segment were $10.6 million, compared with $14.2 million.

Access Control & Security revenue decreased 41% related to the U.S. Government federal budget sequester, the effects of which management believes are temporary.

ID Solutions revenue decreased 16% due to the timing of orders in Europe and lower demand in the U.S.

Cloud-based Identity Management recorded its first meaningful revenue, won a major international healthcare customer and signed a $2 million long-term SaaS contract with a leading technology company.

Revenues from the ID Products segment grew 34% to $13.0 million, compared with $9.7 million.

Transponders revenues increased 81%, reflecting several large NFC product orders for mobility and M2M applications.

ID Infrastructure revenues remained stable with orders from several regions supporting a variety of applications.

GAAP gross profit margin was 39%, compared with 40%, primarily due to lower Access Security & Control sales.

GAAP operating expenses were $11.9 million, compared with $52.9 million of which $39.7 million were related to goodwill and intangible asset impairment costs and related adjustments.

Non-GAAP operating expenses were $10.8 million, compared with $11.9 million; the 9% reduction reflects 2012 restructuring and ongoing initiatives to improve operational efficiencies.

GAAP net loss was $(2.9) million, or $(0.05) per share, compared with net loss of $(36.4) million, or $(0.61) per share, including the aforementioned impairment costs.

Non-GAAP net loss was $(2.5) million, or $(0.04) per share, compared with non-GAAP net loss of $(1.1) million, or $(0.02) per share.

Adjusted EBITDA was $(1.0) million, compared with $(1.1) million.

Backlog at the end of Q2 was $19 million, reflecting orders over the next 12 months for NFC and reader products as well as payment and cloud-based systems; also on the order book is an additional $8 million from longer-term contracts.

Cash and cash equivalents were $3.7 million at June 30, 2013, compared with $7.4 million at December 31, 2012. Today, the company announced that it has confirmed subscriptions in connection with a private placement of its equity securities that is expected to close this week.

David Wear, chief financial officer of Identive stated, “We believe our August financing demonstrates our investors agree there is great promise in NFC and mobility solutions, cashless payment, and cloud-based identity management. With the capital raise we announced today and our strongest backlog to date, we are better positioned to drive ahead with our strategy for investment in products, solutions and capacity. While our near-term guidance is modest, we have sown the seeds for long-

term growth.”

Outlook for Q3 2013

Based on its current expectations and the continued uncertainty associated with the U.S. Government business, management expects revenues of $23.0 million to $25.0 million for the third quarter of 2013, and further expects adjusted EBITDA of $(0.5) million to $0.5 million. For full year 2013, management expects revenues of $98.0 million to $105.0 million and adjusted EBITDA of

$(1.0) million to $1.0 million.

Conference Call and Webcast Information

Identive Group will host a conference call and webcast today at 9:00 AM Eastern Time, which can be accessed by dialing 888.771.4371 (toll free within the U.S.) or +1 847.585.4405 (for international callers) and using pass code 35451556. A webcast of the call that includes presentation slides can be accessed by visiting the investor relations section of the Company’s website at www.identive-group.com, and by clicking on “Presentations, Reports & Webcasts,” where it also will be archived for those unable to listen to the live webcast. An audio replay of the call also will be available for one week and can be accessed by dialing 888.843.7419 (toll free within the U.S.) or +1 630.652.3042 (for international callers) and using pass code 35451556.

Non-GAAP Measures

Non-GAAP gross profit margin, adjusted EBITDA and non-GAAP net loss and net loss per share all exclude various items that are detailed in the financial table and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

About Identive Group

Identive Group, Inc. (NASDAQ: INVE) (Frankfurt: INV) is focused on building the world’s signature company in Secure ID. The company’s products, software, systems and services address the markets for identity management, physical and logical access control, cashless payment, NFC solutions and a host of RFID-enabled applications for customers in the government, enterprise, consumer, education and healthcare sectors. Identive’s mission is to build a lasting business of scale and technology based on a combination of strong technology-driven organic growth and disciplined acquisitive expansion. The company delivers up-to-date information on its activity as well as industry trends through its industry-leading social media initiatives and educational resource, AskIdentive.com. For additional information, please visit www.identive-group.com or follow on Twitter at @IdentiveGroup.

Non-GAAP Financial Measures (Unaudited)

Identive has provided in this release financial information that has not been prepared in accordance with GAAP, including non-GAAP gross profit margin, adjusted EBITDA and non-GAAP net income (loss) and net income (loss) per share. Identive uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Identive’s ongoing operational performance. Identive believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. As noted, the non-GAAP financial results discussed above exclude items detailed in the reconciliation table and accompanying footnotes contained within this release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this release.

Note Regarding Forward Looking Information:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “will,” “intends,” “expects,” and similar references to the future. Examples of such statements include, without limitation, statements we make regarding our expectations regarding our strategy coming to fruition; continued or increased growth in our business as a result of our investments in NFC and mobility solutions, cashless payment, and SaaS-based identity management; that our results in Q2 indicate important positive trends for future growth; our expectations regarding the generation of stable recurring revenue in our SaaS business; our expectations for improved sales in the U.S. Government market and continued growth in our target emergent markets; and our expectations regarding continued or increased demand for our products, solutions and services, including our Transponder and NFC products, our ID Infrastructure products, our payment solutions and our idOnDemand SaaS solutions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause our actual business and operating results to differ. Factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to grow our company based on a strategy of providing products, systems and services for the secure identification market; our ability to successfully develop and commercialize new products and solutions that satisfy the evolving and increasingly complex requirements of customers; our ability to finance continued investments in technology, products and manufacturing capacity to develop products and solutions for the market; whether the markets in which we participate or target may grow, converge or standardize at anticipated rates or at all, including the markets that we are targeting; our ability to successfully compete in the markets in which we participate or target; our ability to meet our sales forecasts; our ability to meet financial covenants of our loan agreement; our ability to meet growing demand for our products; and general global political and economic factors which are beyond our control but may unduly impact our markets and our business. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Nothing contained herein constitutes or should be construed as an offer to sell or a solicitation of an offer to buy any securities in the Company.

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Note: Identive and the Identive logo are trademarks of Identive Group, Inc, registered in many jurisdictions worldwide. All other company, product or service names may be trademarks or registered trademarks of others and are the property of their respective owners.

Contacts:

Identive:

Darby Dye, +1 949 553 4251, ddye@identive-group.com

Lennart Streibel, +49 89 9595 5195, lstreibel@identive-group.com

LHA:

Kirsten Chapman and Becky Herrick, +1 415 433 3777, identive@lhai.com

– FINANCIALS FOLLOW –

	IDENTIVE GROUP, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
	(Unaudited)

		Three Months Ended			Six Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

			Restated		Restated
			(A)		(A)
Net revenue	$23,595	$21,064	$ 23,856	$44,659	$ 45,062
Cost of revenue	14,418	12,893	14,256	27,311	26,724
Gross profit	9,177	8,171	9,600	17,348	18,338
Operating expenses:
Research and development	2,226	2,010	2,384	4,236	4,875
Selling and marketing	5,772	5,719	6,530	11,491	13,538
General and administrative	3,881	4,604	4,410	8,485	9,934
Impairment of long-lived assets	-	-	23,915	-	23,915
Impairment of goodwill	-	-	21,450	-	21,450
Re-measurement of contingent consideration	-	-	(6,086)	-	(5,657)
Restructuring	-	-	278	-	278
Total operating expenses	11,879	12,333	52,881	24,212	68,333
Loss from operations	(2,702)	(4,162)	(43,281)	(6,864)	(49,995)
Other expense	-	-	(158)	-	(158)
Interest expense, net	(770)	(687)	(353)	(1,457)	(644)
Foreign currency gain (loss), net	373	(221)	(299)	152	(79)
Loss before income taxes and non-controlling
interest	(3,099)	(5,070)	(44,091)	(8,169)	(50,876)
Income tax (provision) benefit	(7)	114	5,251	107	5,430
Consolidated net loss	(3,106)	(4,956)	(38,840)	(8,062)	(45,446)
Less: net loss attributable to noncontrolling
interest	211	175	2,469	386	2,846
Net loss attributable to Identive Group, Inc.
stockholders' equity	$(2,895)	$(4,781)	$ (36,371)	$(7,676)	$ (42,600)
Basic and diluted loss per share attributable to
Identive Group, Inc. stockholders' equity	$(0.05)	$(0.08)	$ (0.61)	$(0.13)	$ (0.72)
Weighted average shares used to compute
basic and diluted loss per share	62,248	60,233	59,686	61,246	59,143

(A)	As stated in Note 17 to the Consolidated Financial Statements in its 2012 Annual Report on Form 10-K, the Company determined that the income tax benefit of $5.5 million related to its impairment of certain intangible assets should have been recorded in the Company’s Form 10-Q for the three and six months ended June 30, 2012. The amounts presented for the three and six months ended June 30, 2012 have been restated to correct the impact of such error. As a result of this correction, consolidated net loss and loss per share was reduced by approximately $5.5 million and $(0.09), respectively, during such periods.

IDENTIVE GROUP, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2013	2012

ASSETS	(unaudited)	(B)
Current assets:
Cash and cash equivalents	$3,690	$7,378
Accounts receivable, net of allowances	14,446	17,261
Inventories	11,776	8,892
Prepaid expenses and other current assets	2,983	3,659
Total current assets	32,895	37,190
Property and equipment, net	9,077	8,892
Goodwill	44,950	45,270
Intangible assets, net	11,009	11,882
Other assets	1,315	1,671
Total Assets	$99,246	$104,905
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,983	$12,926
Liability to related party	1,574	1,552
Liability for consumer cards	5,680	5,811
Financial liabilities	4,872	4,532
Deferred revenue	3,209	2,843
Accrued compensation and related benefits	3,338	3,164
Other accrued expenses and liabilities	6,685	6,490
Total current liabilities	38,341	37,318
Long-term liability to related party	5,934	6,177
Long-term financial liabilities	8,040	9,795
Other long-term liabilities	2,458	2,025
Total liabilities	54,773	55,315
Total stockholders’ equity	44,473	49,590
Total liabilities and stockholders’ equity	$99,246	$104,905

(B)	The condensed consolidated balance sheet has been derived from the audited consolidated financial statements at December 31, 2012 but does not include all the information and footnotes required by U.S.

GAAP for complete financial statements.

IDENTIVE GROUP, INC.
Revenue Detail
(in thousands)
(unaudited)
2013		Three Months Ended				Year to Date

	March 31	June 30	September 30	December 31		June 30

ID Infrastructure	$ 5,643	$5,812	-	-		$11,455
Transponders	4,350	7,208	-	-		11,558

Total ID Products segment	$ 9,993	$13,020	-	-		$23,013

Access Control & Security	5,162	4,381	-	-		9,543
Cloud-based Solutions	198	649	-	-		847
ID Solutions	5,712	5,537	-	-		11,249

Total Identity Management segment	$ 11,072	$10,567	-	-		$21,639

Total Revenue	$ 21,065	$23,587	-	-		$44,652

2012		Three Months Ended				Year Ended

	March 31	June 30	September 30	December 31		December 31

ID Infrastructure	$ 4,784	$5,693	$5,888	$6,390	#	$22,755
Transponders	3,717	3,980	3,225	6,774	#	17,696

Total ID Products segment	$ 8,501	$9,673	$9,113	$13,164		$40,451

Access Control & Security	6,766	7,399	7,273	7,122	#	28,560
Cloud-based Solutions	316	197	120	260	#	893
ID Solutions	5,623	6,587	6,440	6,046	#	24,696

Total Identity Management segment	$ 12,705	$14,183	$13,833	$13,428	#	$54,149

Total Revenue	$ 21,206	$23,856	$22,946	$26,592	#	$94,600

	IDENTIVE GROUP, INC.
Reconciliation of GAAP and Non-GAAP Financial Information
	(In thousands)
	(unaudited)

	Three Months Ended			Six Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Reconciliation of GAAP and non-GAAP gross profit
margin
GAAP cost of revenue	14,418	12,893	14,256	27,311	26,724
Reconciling items included in GAAP cost of revenue:
Stock-based compensation	(19)	(19)	(10)	(38)	(18)
Transition and integration costs	(15)	-	(91)	(15)	(101)
Amortization and depreciation	(566)	(543)	(1,029)	(1,109)	(1,537)

Total reconciling items included in GAAP cost of
revenue	(600)	(562)	(1,130)	(1,162)	(1,656)

Non-GAAP cost of revenue	13,818	12,331	13,126	26,149	25,068

Non-GAAP gross profit margin	41%	41%	45%	41%	44%

Reconciliation of GAAP and non-GAAP operating
expenses
GAAP operating expenses	11,879	12,333	52,881	24,212	68,333
Reconciling items included in GAAP operating
expenses:
Impairment of long-lived assets	-	-	(23,915)	-	(23,915)
Impairment of goodwill	-	-	(21,450)	-	(21,450)
Stock-based compensation	(347)	(456)	191	(803)	(305)
Re-measurement of contingent consideration	-	-	6,086	-	5,657
Pension expenses	(101)	(105)	-	(206)	-
Gain/loss on disposal of fixed assets	-	-	(9)	-	(9)
Amortization and depreciation	(511)	(452)	(1,037)	(963)	(2,003)
Acquisition costs	(13)	-	(73)	(13)	(250)
Transition and integration costs	(99)	(255)	(519)	(354)	(1,098)
Restructuring	-		(278)		(278)

Total reconciling items included in GAAP operating
expenses	(1,071)	(1,268)	(41,004)	(2,339)	(43,651)

Non-GAAP operating expenses	10,808	11,065	11,877	21,873	24,682

Reconciliation of GAAP net loss to adjusted
EBITDA
Net loss attributable to Identive Group, Inc.	(2,895)	(4,781)	(36,371)	(7,676)	(42,600)
Reconciling items included in GAAP net loss:
Provision (benefit) for income taxes	7	(114)	(5,251)	(107)	(5,430)
Net loss attributable to noncontrolling interest	(211)	(175)	(2,469)	(386)	(2,846)
Interest expense (income), net	770	687	353	1,457	644
Foreign currency losses (gains), net	(373)	221	299	(152)	79
Other expense (income), net	-	-	158	-	158
Impairment of long-lived assets	-		23,915		23,915
Impairment of goodwill	-		21,450		21,450
Stock-based compensation	366	475	(181)	841	323
Re-measurement of contingent consideration	-	-	(6,086)		(5,657)
Pension expenses	101	105		206
Amortization and depreciation	1,077	995	2,066	2,072	3,540
Acquisition costs	13	-	73	13	250
Transition and integration costs	114	255	610	369	1,199
Gain/loss on disposal of fixed assets	-	-	9	-	9
Restructuring	-		278		278

Total reconciling items included in GAAP net loss	1,864	2,449	35,224	4,313	37,912

Adjusted EBITDA	(1,031)	(2,332)	(1,147)	(3,363)	(4,688)

	IDENTIVE GROUP, INC.
Reconciliation of GAAP and Non-GAAP Financial Information
	(In thousands)
	(unaudited)

	-- Continued --

	Three Months Ended			Six Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Reconciliation of GAAP net loss to GAAP net
income (loss)
Net loss attributable to Identive Group, Inc.
Stockholders’ Equity	($2,895)	($4,781)	($36,371)	($7,676)	($42,600)
Net loss per share	($0.05)	($0.08)	($0.61)	($0.13)	($0.72)
Reconciling items included in GAAP net loss:
Impairment of goodwill	-	-	21,450	-	21,450
Impairment of long lived assets	-	-	23,915	-	23,915
Impairment related tax benefit	-	-	(5,504)	-	(5,504)
Re-measurement of contingent consideration	-	-	(6,086)	-	(5,657)
Amortization of intangible assets	435	435	1,485	870	2,420

Total reconciling items included in GAAP net loss	435	435	35,260	870	36,624

Non-GAAP net loss	($2,460)	($4,346)	($1,111)	($6,806)	($5,976)

Non-GAAP net loss per share	($0.04)	($0.07)	($0.02)	($0.11)	($0.10)

Weighted average shares used to compute basic and
diluted loss per share	62,248	60,233	59,686	61,246	59,143